Exhibit 99.1

Red Robin Gourmet Burgers Reports Final Results for the Fiscal Third Quarter Ended October 2, 2016

Greenwood Village, CO – November 2, 2016 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended October 2, 2016.
Third Quarter 2016 Financial Highlights Compared to Third Quarter 2015

•	Total revenues were $297.3 million, an increase of 4.9%

•	Comparable restaurant revenue decreased 3.6%

•	Restaurant-level operating profit margin was 18.6% compared to 21.6% (see Schedule II)

•	Adjusted EBITDA was $27.3 million compared to $31.2 million (see Schedule III)

•	Net loss was $1.3 million, or $0.10 per diluted share, compared to net income of $8.3 million, or $0.58 per diluted share

•	Adjusted net income was $5.0 million, or $0.38 per diluted share, excluding restaurant impairment and closure costs (see Schedule I)

•	The Company repurchased $11.5 million of its common stock
Net loss for the third quarter ended October 2, 2016 was $1.3 million compared to net income of $8.3 million for the same period a year ago. Diluted loss per share for the third quarter 2016 was $0.10 compared to earnings per diluted share of $0.58 in third quarter 2015. Year to date net income for the forty weeks ended October 2, 2016, was $20.5 million compared to $36.0 million for the same period a year ago. Year to date earnings per diluted share for the forty weeks ended October 2, 2016 were $1.50 compared to $2.52 a year ago.
Excluding the impacts of a charge of $0.48 per diluted share for restaurant impairment and closure costs, adjusted earnings per diluted share for the third quarter ended October 2, 2016 were $0.38 compared to $0.58 for the same period a year ago. Year to date adjusted net income for the forty weeks ended October 2, 2016, was $32.9 million, compared to $35.1 million for the same period a year ago. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
“The investments we are making in Everyday Value and improved service are already having a positive impact on our performance versus the competition,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. chief executive officer. “We have made significant gains in traffic and guest satisfaction. We look forward to sharing more about these outcomes, as well as our new direction on capital deployment, specifically a significant reduction in planned new unit development.”
Operating Results
Total Company revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 4.9% to $297.3 million in the third quarter of 2016 from $283.4 million in the third quarter of 2015. Restaurant revenues increased $25.2 million due to new restaurant openings and acquired restaurants, partially offset by a $9.8 million, or 3.6%, decrease in comparable restaurant revenue and $1.0 million from closed restaurants. Franchise and other revenue decreased $0.5 million, primarily driven by a decrease in the number of franchisees from the same period a year ago.
System-wide restaurant revenue (including franchised units) for the third quarter of 2016 totaled $355.5 million, compared to $350.6 million for the third quarter in 2015.
Comparable restaurant revenue decreased 3.6% in the third quarter of 2016 compared to the same period a year ago, driven by a 2.4% decrease in guest counts and a 1.2% decrease in average guest check. Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 18.6% in the third quarter of 2016 compared to 21.6% in the same period a year ago. The 300 basis point margin decrease in the third quarter of 2016 resulted from a 180 basis point increase in labor costs, a 160 basis point increase in other restaurant operating expenses, and a 40 basis point increase in occupancy costs, partially offset by a 80 basis point decrease in cost of sales. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

Restaurant Revenue Performance (1)

	Q3 2016	Q3 2015
Average weekly sales per unit:
Company-owned – Total (2)	$53,387	$55,780
Company-owned – Comparable (2)	$53,667	$55,694
Franchised units – Comparable	$59,751	$60,701
Total operating weeks:
Company-owned units	5,470	4,978
Franchised units	1,032	1,195
_________________________________________________________

(1)	Excludes Red Robin Burger Works® fast casual restaurants, which had 143 and 120 total operating weeks in the third quarter of 2016 and 2015.

(2)
Calculated using historical currency rates. Using constant currency rates, the average weekly sales per unit in the third quarter of 2015 for Company-owned – Total and Company-owned – Comparable was $55,804 and $55,711. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

Other Results
Depreciation and amortization costs increased to $21.5 million in the third quarter of 2016 from $18.6 million in the third quarter of 2015. The increased depreciation was primarily related to new restaurants opened and acquired since the third quarter 2015 and restaurants remodeled under the Brand Transformation Initiative.
General and administrative costs were $20.3 million, or 6.8% of total revenues, in the third quarter of 2016, compared to $23.7 million, or 8.4% of total revenues in the same period a year ago. The decrease of $3.4 million resulted primarily from decreased incentive compensation and travel and entertainment.
Selling expenses were $8.7 million, or 2.9% of total revenues, in the third quarter of 2016, compared to $7.9 million, or 2.8%, of total revenues during the same period in the prior year.
Pre-opening costs were $2.4 million in the third quarter of 2016, compared to $2.2 million in the same period a year ago. The increase was primarily due to timing of restaurant openings.
The Company had an effective tax rate benefit of 77.8% in the third quarter of fiscal year 2016, compared to an effective tax rate expense of 21.9% in the same period a year ago. The change in the quarterly effective tax rate is primarily due to a decrease in income resulting in the recognition of a quarterly tax benefit.
Restaurant Development and Acquisitions
As of the end of the third quarter of 2016, there were 459 Company-owned Red Robin® restaurants, three Red Robin Burger Works® fast casual restaurants, and 86 franchised Red Robin restaurants, for a total of 548 restaurants. During the third quarter, the Company opened ten Red Robin restaurants and opened one Red Robin Burger Works restaurant. The Company previously announced the closing of nine existing Red Robin Burger Works locations during the third quarter and plans to rebrand its fast casual platform to Red Robin Express.
Under the Brand Transformation Initiative, the Company completed seven restaurant remodels during the third quarter 2016. The Company has over 400 restaurants conforming to its new brand standards, including new restaurant openings, and will substantially complete the remodeling of Company-owned restaurants by the end of 2016.
The Company plans to reduce new restaurant development to no more than 16 units in 2017 and the same number of units or less in 2018.

Balance Sheet and Liquidity
During the third quarter of 2016, the Company purchased 235,045 shares of its common stock for $11.5 million. Year to date the Company purchased 623,958 shares of its common stock for $31.5 million. As of October 2, 2016, there was approximately $68.5 million remaining under the current board authorization for stock repurchases.
As of October 2, 2016, the Company had cash and cash equivalents of $15.5 million and total debt of $316.5 million, including $11.6 million of capital lease liabilities. The Company funded the share repurchases, restaurant remodels, construction of new restaurants, and other capital expenditures with cash flow from operations and incremental borrowings of $11.5 million on its credit facility during the third quarter 2016. As of October 2, 2016, the Company had outstanding borrowings under its credit facility of $304.0 million, in addition to amounts issued under letters of credit of $8.8 million, which reduce the amount available under its credit facility but were not recorded as debt.
Outlook for Fourth Quarter 2016
Red Robin’s 2016 fiscal year consists of 52 weeks, which will end on December 25, 2016 (“2016”).
For the fourth quarter, the Company expects total revenues to grow between 4.0% and 6.0%, driven by increased operating weeks associated with locations opened and acquired in 2015 and 2016, partially offset by lower comparable restaurant revenue between 1.5% and 3.5%. The Company plans to open five new Red Robin restaurants in the fourth quarter.
General and administrative costs are expected to be up to $22.0 million, while selling expenses are expected to be approximately 3.5% of total revenues.
Depreciation and amortization is projected to be approximately $21.5 million.
The Company's income tax rate is expected to be in the range of 2% to 6% for the year.
Adjusted earnings before interest, taxes and depreciation (EBITDA) is expected to range between $28 million and $32 million in the fourth quarter, which would bring 2016 adjusted EBITDA to a range of $141 million to $145 million. EBITDA is a non-GAAP number and defined in Schedule III.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2016 is estimated to be $0.40 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.10, and a change of approximately $135,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its third quarter 2016 results on November 2, 2016 at 5:00 p.m. ET. The conference call number is (888) 211-0226, or for international callers (913) 312-0944. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “News Releases” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Wednesday, November 9, 2016. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 7982911.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are

548 Red Robin restaurants across the United States and Canada, including Red Robin Burger Works® locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company's strategic initiatives, future performance, revenues, EBITDA, capital investments, anticipated number and timing of new restaurant openings and operating weeks, the anticipated number and timing of restaurant remodels under the Brand Transformation Initiative, anticipated costs, expenses including depreciation and amortization, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for Fourth Quarter 2016”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company's business improvement initiatives; the ability to fulfill planned expansion and restaurant remodeling; the effectiveness of our marketing strategies and initiatives to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants and other initiatives; the ability to increase to-go and other off-premise offerings; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of the Company's business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Joanna DiNizio, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross/Dara Dierks, ICR
(203) 682-8200

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2016	October 4, 2015	October 2, 2016	October 4, 2015
Revenues:
Restaurant revenue	$293,858	$279,496	$992,745	$956,709
Franchise royalties, fees and other revenue	3,449	3,916	12,237	14,583
Total revenues	297,307	283,412	1,004,982	971,292

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	69,447	68,197	232,603	237,812
Labor	102,294	92,097	338,125	309,966
Other operating	42,463	36,144	132,446	118,084
Occupancy	25,121	22,804	82,524	76,161
Depreciation and amortization	21,468	18,618	64,578	58,881
General and administrative	20,328	23,709	76,180	81,748
Selling	8,718	7,899	31,173	32,047
Pre-opening costs and acquisition costs	2,382	2,239	6,992	4,563
Restaurant impairment and closure	9,321	—	14,006	—
Total costs and expenses	301,542	271,707	978,627	919,262

Income (loss) from operations	(4,235)	11,705	26,355	52,030

Other expense:
Interest expense, net and other	1,612	1,098	4,736	3,062

Income (loss) before income taxes	(5,847)	10,607	21,619	48,968
Provision (benefit) for income taxes	(4,547)	2,325	1,142	12,955
Net income (loss)	$(1,300)	$8,282	$20,477	$36,013
Earnings (loss) per share:
Basic	$(0.10)	$0.59	$1.52	$2.55
Diluted	$(0.10)	$0.58	$1.50	$2.52
Weighted average shares outstanding:
Basic	13,214	14,138	13,471	14,115
Diluted	13,214	14,308	13,606	14,297

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) October 2, 2016	December 27, 2015
Assets:
Current Assets:
Cash and cash equivalents	$15,531	$22,705
Accounts receivable, net	14,160	27,760
Inventories	28,130	28,223
Prepaid expenses and other current assets	25,654	18,052
Total current assets	83,475	96,740

Property and equipment, net	676,978	603,686
Goodwill	96,301	81,957
Intangible assets, net	43,462	39,573
Other assets, net	22,042	18,023
Total assets	$922,258	$839,979

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$20,898	$23,392
Construction related payables	19,979	28,692
Accrued payroll and payroll related liabilities	35,308	47,587
Unearned revenue	32,077	48,392
Accrued liabilities and other	45,283	29,610
Total current liabilities	153,545	177,673

Deferred rent	72,705	66,470
Long-term debt	304,875	202,875
Long-term portion of capital lease obligations	10,973	7,441
Other non-current liabilities	11,325	11,209
Total liabilities	553,423	465,668

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 13,069 and 13,628 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,782 and 4,223 shares, at cost	(196,274)	(167,339)
Paid-in capital	207,980	205,995
Accumulated other loss, net of tax	(4,382)	(5,379)
Retained earnings	361,493	341,016
Total stockholders’ equity	368,835	374,311
Total liabilities and stockholders’ equity	$922,258	$839,979

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 40 weeks ended October 2, 2016 and October 4, 2015, net income and basic and diluted earnings per share, excluding the effects of litigation contingencies, asset impairment and restaurant closure charges, and a change in accounting estimate for gift card breakage. The Company believes that the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2016	October 4, 2015	October 2, 2016	October 4, 2015
Net income (loss) as reported	$(1,300)	$8,282	$20,477	$36,013
Restaurant impairment and closure	9,321	—	14,006	—
Litigation contingencies	—	—	3,900	—
Change in estimate for gift card breakage	—	—	—	(1,369)
Income tax benefit (expense)	(2,993)	—	(5,502)	439
Adjusted net income	$5,028	$8,282	$32,881	$35,083

Basic net income (loss) per share:
Net income (loss) as reported	$(0.10)	$0.59	$1.52	$2.55
Restaurant impairment and closure	0.70	—	1.04	—
Litigation contingencies	—	—	0.29	—
Change in estimate for gift card breakage	—	—	—	(0.10)
Income tax benefit (expense)	(0.22)	—	(0.41)	0.03
Adjusted earnings per share - basic	$0.38	$0.59	$2.44	$2.48

Diluted net income per share:
Net income (loss) as reported	$(0.10)	$0.58	$1.50	$2.52
Restaurant impairment and closure	0.70	—	1.03	—
Litigation contingencies	—	—	0.29	—
Change in estimate for gift card breakage	—	—	—	(0.09)
Income tax benefit (expense)	(0.22)	—	(0.40)	0.03
Adjusted earnings per share - diluted	$0.38	$0.58	$2.42	$2.46

Weighted average shares outstanding
Basic	13,214	14,138	13,471	14,115
Diluted	13,214	14,308	13,606	14,297

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 12 and 40 weeks ended October 2, 2016 and October 4, 2015, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Forty Weeks Ended
	October 2, 2016		October 4, 2015		October 2, 2016		October 4, 2015
Restaurant revenue	$293,858	98.8%	$279,496	98.6%	$992,745	98.8%	$956,709	98.5%
Restaurant operating costs (1):
Cost of sales	69,447	23.6%	68,197	24.4%	232,603	23.4%	237,812	24.9%
Labor	102,294	34.8%	92,097	33.0%	338,125	34.1%	309,966	32.4%
Other operating	42,463	14.5%	36,144	12.9%	132,446	13.3%	118,084	12.3%
Occupancy	25,121	8.5%	22,804	8.1%	82,524	8.3%	76,161	8.0%
Restaurant-level operating profit	54,533	18.6%	60,254	21.6%	207,047	20.9%	214,686	22.4%

Add – Franchise royalties, fees and other revenue	3,449	1.2%	3,916	1.4%	12,237	1.2%	14,583	1.5%
Deduct – other operating:
Depreciation and amortization	21,468	7.2%	18,618	6.6%	64,578	6.4%	58,881	6.1%
General and administrative expenses	20,328	6.8%	23,709	8.4%	76,180	7.6%	81,748	8.4%
Selling	8,718	2.9%	7,899	2.8%	31,173	3.1%	32,047	3.3%
Pre-opening & acquisition costs	2,382	0.8%	2,239	0.8%	6,992	0.7%	4,563	0.5%
Restaurant impairment and closure	9,321	3.1%	—	0.0%	14,006	1.4%	—	0.0%
Total other operating	62,217	20.8%	52,465	18.6%	192,929	19.2%	177,239	18.3%

Income (loss) from operations	(4,235)	(1.4)%	11,705	4.1%	26,355	2.6%	52,030	5.4%

Interest expense, net and other	1,612	0.6%	1,098	0.4%	4,736	0.4%	3,062	0.4%
Income tax (benefit) expense	(4,547)	(1.6)%	2,325	0.8%	1,142	0.2%	12,955	1.3%
Total other	(2,935)	(1.0)%	3,423	1.2%	5,878	0.6%	16,017	1.7%

Net income (loss)	$(1,300)	(0.4)%	$8,282	2.9%	20,477	2.0%	36,013	3.7%

(1)	Excluding depreciation and amortization which is shown separately

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.
The Company has not provided a reconciliation of our restaurant-level operating profit outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliation restaurant-level operating profit to income from operations and net income for the historical periods presented above are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, and non-cash stock based compensation. EBITDA and adjusted EBITDA are presented because the Company believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, stock-based compensation, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2016	October 4, 2015	October 2, 2016	October 4, 2015
Net income (loss) as reported	$(1,300)	$8,282	$20,477	$36,013
Interest expense, net	1,822	777	5,032	2,670
Provision (benefit) for income taxes	(4,547)	2,325	1,142	12,955
Depreciation and amortization	21,468	18,618	64,578	58,881
Non-cash stock based compensation	505	1,194	3,584	4,043
EBITDA	17,948	31,196	94,813	114,562

Restaurant impairment and closure	9,321	—	14,006	—
Litigation contingencies	—	—	3,900	—
Change in estimate for gift card breakage	—	—	—	(1,369)
Adjusted EBITDA	$27,269	$31,196	$112,719	$113,193